UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 22, 2008

FOSTER WHEELER LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda (State or Other Jurisdiction of Incorporation)	001-31305 (Commission File Number)	22-3802649 (IRS Employer Identification No.)

Perryville Corporate Park, Clinton, New Jersey (Address of Principal Executive Offices)	08809-4000 (Zip Code)

Registrant’s telephone number, including area code: 908-730-4000

Not applicable (Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Arrangements – President and Chief Operating Officer

On February 22, 2008, Foster Wheeler Ltd. (the “Company” or “we”), our Italian subsidiary, Foster Wheeler Continental Europe S.r.L. (“FWCE”), and Umberto della Sala, our President and Chief Operating Officer, agreed to terminate Mr. della Sala’s existing employment agreement with FWCE, effective March 1, 2008, and enter into the revised employment arrangements as described below.

Fixed Term Employment Agreement with FWCE

Mr. della Sala’s revised arrangements with FWCE, which we and Mr. della Sala expect to execute on or about April 1, 2008 and which will be effective as of April 1, 2008, will be governed by a new Fixed Term Employment Agreement (the “Fixed Term Agreement”). The official version of the Fixed Term Agreement will be in the Italian language and will be governed by Italian law. An unofficial English translation of the Fixed Term Agreement to be entered into by FWCE and Mr. della Sala is attached hereto as Exhibit 10.1, and the foregoing agreement is incorporated into this Item 5.02 by reference. The following summary is qualified in its entirety by reference to the attached Fixed Term Agreement.

The Fixed Term Agreement will provide that Mr. della Sala serves as a “Manager” under Italian Law. His base salary with FWCE is €195,000 and the Fixed Term Agreement will expire by its own terms on December 31, 2011. Substantially all terms of Mr. della Sala’s employment with FWCE will remain mandated by Italian law and the national collective bargaining agreement that covers him, which we refer to as the National Contract and which is not specific to the Company.

Under the Fixed Term Agreement, Mr. della Sala will agree to keep confidential all non-public information regarding us that he receives during the term of his employment. He will also agree that, upon expiration of the Fixed Term Agreement or his termination for any reason, he will not, directly or indirectly, provide services to certain of our competitors which are the same or similar to services he provided to us for one year after such expiration or termination. He will also agree that, until the second anniversary of the expiration of the Fixed Term Agreement or his termination, he will not solicit any of our employees or customers. In consideration of the non-competition and non-solicitation provisions in the Fixed Term Agreement, and as necessary to satisfy Italian law, Mr. della Sala will be paid 30% of his FWCE base salary following his date of termination of employment and 10% of his FWCE base salary on the first anniversary date of such payment.

If the Fixed Term Agreement expires by its own terms on December 31, 2011, Mr. della Sala is entitled to only the mandatory severance indemnity compensation provided for under the National Contract and/or Italian law.

Employment Agreement with Foster Wheeler Ltd.

Mr. della Sala’s new Employment Agreement with Foster Wheeler Ltd., effective as of March 1, 2008 (the “Employment Agreement”), is attached hereto as Exhibit 10.2 and is incorporated into this Item 5.02 by reference. The following summary is qualified in its entirety by reference to the attached Employment Agreement.

The Employment Agreement terminates upon the earlier of December 31, 2011 or the occurrence of Mr. della Sala’s death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation. Under the Employment Agreement, Mr. della Sala serves as our President and Chief Operating Officer. Mr. della Sala is entitled to a base salary of €346,000, to be increased to €391,000 on January 1, 2009 and to thereafter be reviewed by us on each January 1 or another appropriate date when the salaries of executives at the executive’s level are normally reviewed.

Mr. della Sala’s Employment Agreement provides for an annual short-term incentive compensation target of 120% of base salary up to a maximum of 240% of base salary based upon targeted business objectives as established by our Board of Directors or Compensation Committee. Mr. della Sala is entitled to a grant of restricted stock units with a value on the grant date of €2,972,000 and stock options with a value on the grant date of €2,972,000, with the grants to be made during the first open trading window for our executive officers subsequent to the effectiveness of the Employment Agreement. The number of units and options will be determined pursuant to a methodology approved by our Compensation Committee. One-fourth of the units and options will vest on each of December 31, 2008, December 31, 2009, December 31, 2010, and December 31, 2011, provided that Mr. della Sala is still employed by us on such dates. The options will have a term of five years. Mr. della Sala will receive a €44,000 “make whole” payment relating to the period between January 1, 2008 and the effective dates of his new FWCE and Foster Wheeler Ltd. agreements.

Mr. della Sala has agreed to keep confidential all information regarding us that he receives during the term of his employment. He also agreed that, upon expiration of the Employment Agreement or his termination for any reason, he will not, directly or indirectly, provide services to certain of our competitors which are the same or similar to services he provided to us for one year after such expiration or termination. He has also agreed that, until the second anniversary of the expiration of the Employment Agreement or his termination, he will not solicit any of our employees or customers.

In the event of any termination of Mr. della Sala’s employment, he will be entitled to receive the following amounts: (i) annual base salary earned through the date of termination, (ii) the balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

In the event of termination of employment by us without cause, or by Mr. della Sala for good reason, we will provide to Mr. della Sala, in addition to the payments specified in the preceding paragraph, (i) a lump sum payment in an amount representing 24 months of his base salary at the rate in effect on the date of termination, (ii) a lump sum payment in an amount equal to 200% of his annual short-term incentive compensation at target, (iii) two additional years of age and service to be credited under any pension plan in which he participated on the date of termination, (iv) two years of continued health and welfare benefit plan coverage following the date of termination in any plan in which he participated on the date of termination, (v) monthly payments sufficient to allow him to continue any such health and welfare benefits at the active employee level (excluding any costs that would be payable by an active employee) for 24 months, (vi) removal of all restrictions from restricted stock held by him, except as prohibited by law, (vii) full vesting of all stock options, restricted stock and restricted stock units held by him, and (viii) career transition services in an amount not to exceed $8,000.

If, within thirteen months of a “change of control,” as defined in the Employment Agreement (the “Change of Control Period”), we terminate Mr. della Sala’s employment other than for cause or disability, or if Mr. della Sala terminates employment for “good reason,” as defined in the agreement (to include, among other things, Mr. della Sala’s termination of his employment for any reason within the thirty-day period commencing on the first anniversary of the change of control), Mr. della Sala will be entitled to receive a lump sum cash payment of the following amounts (collectively, the “Accrued Obligations”): (i) his base salary through the date of termination, plus (ii) his proportionate annual short-term incentive compensation for the year in which such termination occurs, which will be based on the highest annual short-term incentive compensation received by him in the three years preceding the change of control, plus (iii) any unpaid deferred compensation and his accrued but unpaid vacation pay. Mr. della Sala will also be entitled to receive a lump sum cash payment equal to three times the sum of his base salary, €195,000, and the highest annual short-term incentive compensation. The foregoing amounts would be reduced by any entitlements he receives under Italian law and the National Contract related to the contemporaneous termination of his employment with FWCE. Mr. della Sala will also receive monthly payments sufficient to allow him to continue his health and welfare benefits at the active employee level (excluding any costs that would be payable by an active employee) for five years and a lump sum payment equal to the actuarial value of the service credit under our qualified retirement plans Mr. della Sala would have received if he had remained employed for three years after the date of his termination. We will also provide Mr. della Sala with outplacement services. Finally, Mr. della Sala may tender restricted stock held by him (whether vested or not) in exchange for a lump sum cash payment of the value of the tendered shares.

If, during the Change of Control Period, Mr. della Sala’s employment is terminated because of his death or disability or Mr. della Sala terminates his employment other than for good reason, we will pay to him or his estate or beneficiaries, as the case may be, an amount equal to the Accrued Obligations. If, during the Change of Control Period, we terminate Mr. della Sala’s employment for cause, we will pay to him his base salary through the date of termination plus any unpaid deferred compensation.

Indemnification Agreement

We and Mr. della Sala have also entered into an Indemnification Agreement, dated as of March 1, 2008. The Indemnification Agreement was entered into in order to provide Mr. della Sala with specific contractual assurance that he would be indemnified to the fullest extent permitted by law, as currently required under the indemnity provisions of our Bye-laws and the Employment Agreement. Our form of Indemnification Agreement for directors and officers was filed with the Securities and Exchange Commission as Exhibit 99.1 to the Company's Current Report on Form 8-K filed on November 8, 2004, and the Indemnification Agreement between the Company and Mr. della Sala is substantially on the terms and conditions set forth in such form agreement.

Bonus Awarded to Chief Executive Officer

On February 22, 2008, the Board of Directors (the “Board”) of the Company awarded a one-time, discretionary bonus in the amount of $500,000 (the “Bonus”) to Raymond J. Milchovich, the Company’s Chairman and Chief Executive Officer, in recognition of Mr. Milchovich’s contributions to the Company’s outstanding performance in 2007. The Board considered a number of factors in awarding the Bonus, including the following achievements by the Company in 2007 under Mr. Milchovich’s leadership:

•	The Company earned record net income and consolidated EBITDA for the second consecutive year;

•	The Company generated record scope backlog;

•	The Company’s market capitalization increased 195% to $11.2 billion during 2007; and

•	The Company achieved consolidated adjusted net earnings significantly in excess of the target amount required for the maximum award under the Company’s STI Plan (as defined below).

The Bonus was in addition to the award of $1,984,500 (the “STI Award”) made by the Board to Mr. Milchovich under the Foster Wheeler Annual Executive Short-Term Incentive Plan (the “STI Plan”) for 2007. The STI Award is equal to 200% of Mr. Milchovich’s annual base salary and is the maximum amount payable to Mr. Milchovich for 2007 under the STI Plan and his employment agreement with the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Unofficial English Translation of Fixed Term Employment Agreement, effective as of April 1, 2008, between Foster Wheeler Continental Europe S.r.L. and Umberto della Sala.

10.2	Employment Agreement, dated as of March 1, 2008, between Foster Wheeler Ltd. and Umberto della Sala.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOSTER WHEELER LTD.

DATE: February 28, 2008	By:	/s/ Peter J. Ganz
Peter J. Ganz Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Unofficial English Translation of Fixed Term Employment Agreement, effective as of April 1, 2008, between Foster Wheeler Continental Europe S.r.L. and Umberto della Sala.

10.2	Employment Agreement, dated as of March 1, 2008, between Foster Wheeler Ltd. and Umberto della Sala.